Exhibit 8.1

December 21, 2021

Far Peak Acquisition Corporation

511 6th Avenue, #7342f

New York, New York 10011

Attn: Board of Directors

Ladies and Gentlemen:

We have acted as counsel to Far Peak Acquisition Corporation, a Cayman Islands exempted company (“FPAC”), in connection with the Transactions, as defined in the Business Combination Agreement (the “BCA”) among (i) FPAC, (ii) Bullish, a Cayman Islands exempted company (“Bullish”), (iii) BMC 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of Bullish, (iv) BMC 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of Bullish, and (v) Bullish Global, a Cayman Islands exempted company (“Bullish Global”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the BCA.

At your request, and in connection with the filing of the registration statement on Form F-4 (Registration No. 333-260659) (as amended to the date hereof, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the BCA, we are rendering our opinion regarding the accuracy of certain disclosure provided in the Registration Statement.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the BCA and the documents referenced therein; (ii) Amendment No. 1 to the Registration Statement being filed the date hereof and delivered to us for purposes of this opinion; and (iii) such other documents, information, and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the BCA have acted and will act in accordance with the terms of the BCA and any other documents reviewed by us; (2) the Transactions will be consummated pursuant to and in accordance with the terms and conditions set forth in the BCA and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of FPAC, Bullish, Bullish Global, and any other Person in the BCA, the documents referenced therein, or the Registration Statement are and, at all times up to the Closing, will continue to be true, complete, and correct; (4) all facts, information, statements, covenants, representations, warranties, and agreements made or stated by or on behalf of FPAC, Bullish, Bullish Global, or any other Person in the BCA, the documents referenced therein, or the Registration Statement that are qualified by the knowledge, intention, expectation, and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, complete, and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is in fact no plan, intention, understanding, or agreement and, at all times up to the Closing, there will be no plan, intention, understanding, or agreement; and (6) FPAC, Bullish, Bullish Global,

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW
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Far Peak Acquisition Corporation

December 21, 2021

and their respective affiliates will report the Transactions for all U.S. federal income tax reporting purposes in a manner consistent with the BCA, the Registration Statement, and this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, complete, and correct at the time made and will continue to be true, complete, and correct at all times up to the Closing, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated other than in accordance with the terms and conditions set forth in the BCA, the documents referenced therein, or the Registration Statement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances, or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that the Initial Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consideration – Material U.S. Federal Income Tax Considerations to U.S. Holders – Tax Consequences for U.S. Holders Exercising Redemption Rights” addresses the material U.S. federal income tax consequences to a U.S. Holder electing redemption rights with respect to some or all of Public Shares of such U.S. Holder (as such terms are defined in the Registration Statement) and is accurate in all material respects.

Our opinion relates solely to the specific matter set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Transactions. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP